 Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

August 9, 2010

El Paso Corporation
1001 Louisiana Street
Houston, Texas 77002

Gentlemen:

We have acted as special counsel for El Paso Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission  under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offer and sale of up to 7,000,000 additional shares of the Company's common stock, par value $3.00 per share (the “Common Stock”), pursuant to the terms of awards granted under the El Paso Corporation 2005 Omnibus Incentive Compensation Plan, as amended and restated (the “Plan”).

In such capacity, we have examined the corporate documents of the Company, including its Certificate of Incorporation and its Bylaws, each as amended or restated, and certain resolutions adopted by its board of directors and committees thereof. We have also examined the Plan, Registration Statement, together with the exhibits thereto, and such other documents, certificates and records that we have deemed necessary, relevant or appropriate for the purposes of the expressing the opinion contained herein.  In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. In addition, we have assumed that the Registration Statement, and any amendments thereto, has become effective under the Act.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when issued by the Company pursuant to the provisions of the Plan following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and acting committee thereof (the “Board”) as provided in and in accordance with the Plan, the Common Stock issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company; and, upon issuance and delivery of such Common Stock from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board as provided therein, and, in the case of stock options, the exercise thereof and payment for such Common Stock as provided therein, such Common Stock will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction. We are not admitted to the practice of law in the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Locke Lord Bissell & Liddell LLP
LOCKE LORD BISSELL & LIDDELL LLP